Exhibit (p)

PURCHASE AGREEMENT

VanEck CLO Opportunities Fund (the “Fund”), a Delaware statutory trust, and Van Eck Associates Corporation (“VEAC”) hereby agree as follows:

1.	The Fund hereby offers to sell to VEAC, and VEAC hereby agrees to purchase, 4,000 shares of the Fund at a price of $25.00 per share. The Fund hereby acknowledges receipt from VEAC of funds in full payment for the foregoing shares.

2.	The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.

3.	VEAC represents and warrants to the Fund that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Purchase Agreement as of the 18th day of February, 2026.

VANECK CLO OPPORTUNITIES FUND

/s/ Lawrence G. Altadonna
Name: Lawrence G. Altadonna
Title: Vice President

VAN ECK ASSOCIATES CORPORATION

/s/ Laura I. Martinez
Name: Laura I. Martinez Title: Vice President